Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

Hanover Bancorp, INC.

Under Section 807 of the Business Corporation Law

1.      The name of the corporation is Hanover Bancorp, Inc. The original Certificate of Incorporation (as amended, the “Certificate of Incorporation”) of the Corporation was filed with the Secretary of State of the State of New York on December 22, 2015.

2.      The Certificate of Incorporation is hereby amended or changed to effect one or more of the amendments or changes authorized by the Business Corporation Law, to wit:

3.      To accomplish the foregoing amendments, Article FOURTH is being amended to clarify certain voting rights, and Article FIFTH is being amended to update the Corporation’s address for process.

  To further accomplish the foregoing amendments, the following new Articles SEVENTH, EIGHTH, NINTH and TENTH are being inserted to (i) update the corporate governance framework of the Corporation; (ii) insert an exclusive jurisdiction provision; (iii) expand the constituencies the Board may consider when determining whether to engage in a strategic transaction; and (iv) require a super majority vote for any strategic transaction not approved in advance by the Board of Directors.

4.      The restatement of the Corporation’s certificate of incorporation was been approved in accordance with Section 807 of the Business Corporation Law of the State of New York, as duly adopted by the Board of Directors of the Corporation and by the shareholders of the Corporation in accordance with Section 803 Business Corporation Law of the State of New York.

5.      The text of the certificate of incorporation of the Corporation is hereby restated as further amended or changed herein to read as follows:

CERTIFICATE OF INCORPORATION

OF

Hanover Bancorp, INC.

Under Section 402 of the Business Corporation Law

FIRST: The name of the corporation is Hanover Bancorp, Inc.

SECOND: The corporation is formed for the following purpose or purposes: To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation is to be located in the County of Nassau, State of New York.

FOURTH: The shares are to be classified as preferred and common, of which 17,000,000 shares are common stock, par value $0.01 per share (the “Common Stock”), and 15,000,000 shares are preferred stock, par value $0.01 per share (the “Preferred Stock”).

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to establish from time to time, by resolution or resolutions, the number of shares to be included in each series and to fix and alter the rights, preferences, privileges and restrictions granted to and imposed upon any series thereof, and to fix the designation of any such series of Preferred Stock. The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors of the Corporation originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the original issue of shares of that series.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon it is:

Michael P. Puorro

c/o Hanover Community Bank

80 East Jericho Turnpike

Mineola, NY 11501

SIXTH: No director or officer shall be personally liable to the corporation or any shareholder for damages for any breach of duty in such capacity, except if a judgment or other final adjudication adverse to the director or officer establishes that (i) the director’s or officer’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) the director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled or (iii) the director’s acts violated Section 719 of the Business Corporation Law. Neither the amendment nor repeal of this Article Sixth, or the adoption of any provision of this Certificate of Incorporation or the By-Laws of the corporation or any statute inconsistent with this Article Sixth, shall eliminate or reduce the effect of this Article Sixth in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH: The following provisions are inserted for the management of the business and the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and shareholders:

A.	The business and affairs of the Corporation be managed by or under the direction of the Board of Directors. In addition, to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.	The directors of the Corporation shall be classified in respect to the time for which they shall severally hold office into three classes, each class consisting of such number of directors as nearly equal one-third (1/3) of the number of directors constituting the entire board of directors as possible. In the event of an increase in the number of directors constituting the entire board, new directors shall be classified to maintain then number of directors in each class as nearly equal one-third (1/3) of the number of directors constituting the entire board as possible, provided however, that there shall be no classification of the additional directors until the next annual meeting of shareholders with respect to newly created directorships filled by the board. In the event of a decrease in the number of directors constituting the entire board, no term of any incumbent director may be shortened; however, at the next succeeding annual meeting of shareholders following such decrease in the number of directors, one or more incumbent directors or director nominees may be elected for a term to expire at the first or second annual meeting of shareholders after their elections, to the extent necessary to maintain the number of directors in each class as nearly equal one-third (1/3) of the number of directors constituting the entire board as possible.

C.	Resignation and Removal. Any director may resign at any time by giving written notice to the Corporation. Such resignation shall take effect at the time specified therein or, if no time be specified, then upon delivery of such resignation to the Corporation and, unless otherwise specified therein, the acceptance of such resignation by the Board of Directors shall not be needed to make it effective. Directors may only be removed by a vote of the shareholders, and only for cause.

D.	Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.

E.	The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The term "Whole Board" shall mean the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board for adoption. The shareholders shall also have power to adopt, amend or restate the Bylaws of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors voting together as a single callas, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

EIGHTH: Unless the Corporation consents in writing to the selection of an alternative forum, any state or federal court located in Nassau County in the State of New York (any such court, a “Chosen Court”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding purportedly brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or shareholder of the Corporation to the Corporation or the Corporation’s shareholders, or (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporation Law of the State of New York or this Certificate of Incorporation or the Corporation’s By-Laws (with respect to each, as may be amended from time to time). Any person holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be (a) deemed to have notice of and consented to the provisions of this Article EIGHTH, and (b) deemed to have waived any argument relating to the inconvenience of the Chosen Court in connection with any action or proceeding described in this Article EIGHTH. If any action or proceeding the subject matter of which is within the scope of this Article EIGHTH is filed in a court other than a Chosen Court (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of any Chosen Court in connection with any action or proceeding brought in any such court to enforce this Article EIGHTH (an “Enforcement Action”) and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

NINTH: The Board of Directors may, if it deems advisable, oppose a tender, or other offer for the Corporation’s securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any and all of the following:

(1)      Whether the offer price is acceptable based on the historical and present operating results or financial conditions of the corporation.

(2)      Whether a more favorable price could be obtained for the corporation’s securities in the future.

(3)      The impact which an acquisition of the Corporation would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which it serves.

(4)      The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation’s stock.

(5)      The value of the securities, if any, which the offeror is offering in exchange for the Corporation’s securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered.

(6)      Any antitrust or other legal and regulatory issues that are raised by the offer.

If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the Corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

TENTH:

(1)          No proposed transaction resulting in a Business Combination (as defined below) shall be valid unless first approved by the affirmative vote, cast in person or by proxy, of the holders of record of at least seventy-five percent (75%) of the outstanding shares of the capital stock of the Corporation entitled to vote thereon; provided, however, that if any such action has been approved prior to the vote of shareholders by a majority of the Corporation’s Board of Directors, the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote on such matters shall be required.

(2)          This Article TENTH may not be amended except by the affirmative vote, cast in person or by proxy, of the holders of record of at least seventy-five percent (75%) of the outstanding shares of the capital stock of the Corporation entitled to vote thereon.

“Business Combination” as used herein shall mean any of the following proposed transactions, when entered into by the Corporation or a subsidiary of the Corporation with, or upon a proposal by or on behalf of, any third party or a related entity:

(i)	the merger or consolidation of the Corporation or any subsidiary of the Corporation;

(ii)	the sale, exchange, transfer or other disposition (in one or a series of transactions) of substantially all of the assets of the Corporation or any subsidiary of the Corporation; or

(iii)	any offer for the exchange of securities of another entity for the securities of the Corporation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed this 6th day of May 2019.

/s/ Michael P. Puorro
Michael P. Puorro
Chairman, President & CEO

Restated

CERTIFICATE OF INCORPORATION

OF

Hanover Bancorp, INC.

Under Section 807 of the Business Corporation Law.

Filed by:	Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza, FL 6

New Brunswick, New Jersey 08901